Exhibit 10.3

EXECUTION VERSION

TAX RECEIVABLE AGREEMENT

between

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

and

CENTERBRIDGE CAPITAL PARTNERS, L.P.

Dated as of April 26, 2016

i

Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	19
Section 7.12	Confidentiality	19
Section 7.13	Stockholder Representative	20

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of April 26, 2016, and is between American Renal Associates Holdings, Inc., a Delaware corporation (including any successor corporation, the “Corporate Taxpayer”), and Centerbridge Capital Partners, L.P., a Delaware limited partnership (the “Stockholder Representative”). This Agreement shall be effective as of the IPO Date (as defined below).

RECITALS

WHEREAS, following the IPO Date, the income, gain, loss, deduction and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Option Deductions (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Option Deductions on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                   Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Preamble to this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Applicable Percentage” means, in respect of any Stockholder, with respect to any amount determined hereunder, such amount multiplied by the quotient, expressed as a percentage set forth opposite such Stockholder’s name on a computer file maintained by the Corporate Taxpayer and delivered to the Stockholder Representative on the date hereof, obtained by dividing (i) the number of outstanding shares of Common Stock owned by such Stockholder as of 4:30PM, New York time, on April 20, 2016, by (ii) the aggregate number of shares of Common Stock issued and outstanding as of 4:30PM, New York time, on April 20, 2016.

“Applicable Premium” means, with respect to any Early Termination Effective Date that is (i) on or before the second anniversary of the date of this Agreement, 40 percent (40%); (ii) after the second anniversary of the date of this Agreement but on or before the third anniversary of the date of this Agreement, 30 percent (30%); (iii) after the third anniversary of the date of this Agreement but on or before the fourth anniversary of the date of this Agreement, 20 percent (20%); (iv) after the fourth anniversary of the date of this Agreement but on or before the fifth anniversary of the date of this Agreement, 10 percent (10%); and (v) following the fifth anniversary of the date of this Agreement, 0 percent (0%).

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York or Massachusetts shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)                                     any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more Affiliates of Permitted Investors, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)                                  the following individuals cease for any reason to constitute a majority of the number of directors of the Corporate Taxpayer then serving: individuals who, on the IPO Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Corporate Taxpayer’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the IPO Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)                               there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv)                              the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Corporate Taxpayer.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” is defined in the Preamble to this Agreement; provided that the term “Corporate Taxpayer” shall include any company that is a member of any consolidated tax return of which American Renal Associates Holdings, Inc. is the common parent, where such company may be obligated to pay Taxes on a separate-company basis.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year. The Realized Tax Benefit for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Expert” is defined in Section 7.9 of this Agreement.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporate Taxpayer using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but without taking into account the Option Deductions, if any. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Option Deductions.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Common Stock by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Market Value” means the closing price of the Common Stock on the relevant date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed; provided that if the closing price is not reported for such date, then the Market Value means the closing price of the Common Stock on the Business Day immediately preceding such date on the national securities exchange or interdealer quotation system on which such Common Stock is then traded or listed; provided, further, that if the Common Stock is not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the fair market value of the Common Stock, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 4.2 of this Agreement.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Option Deduction Schedule” is defined in Section 2.1 of this Agreement.

“Option Deductions” means any deductions (including net operating losses resulting from such deductions) attributable to any Option Event.

“Option Event” means any exercise of, or the making of any payment (including any dividend-equivalent right or payment) in respect of, any Relevant Stock Option.

“Permitted Investors” means investment funds managed by Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., or any of their Affiliates.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year over the actual liability for Taxes of the

Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Relevant Stock Option” means any compensatory stock option to acquire Common Stock that is outstanding (whether vested or unvested) as of 4:30PM, New York time, on April 20, 2016, as such option may be modified or adjusted (including, without limitation, any reduction in exercise price, any increase in the number of shares of Common Stock subject to such option or any substitute or replacement options or equity awards) from time to time.

“Schedule” means any of the following: (i) an Option Deduction Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.

“Stockholders” means the Stockholders of the Corporate Taxpayer as of 4:30PM, New York time, on April 20, 2016, as listed on the schedule maintained in electronic form by the Corporate Taxpayer, and any assignees of their rights hereunder as reflected on such schedule (as it may be amended from time to time).

“Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of June 28, 2010, by and among American Renal Associates Holdings, Inc., and the other parties thereto, as amended by Amendment No. 1, dated as of April 21, 2016.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize any Option Deductions arising during such Taxable Year or future Taxable Years in which any Option Deductions would become available, (2) the United States federal, state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and (3) if, at the Early Termination Date, there are any Relevant Stock Options for which there has not been an Option Event, then each such Relevant Stock Option shall be deemed vested and exercised assuming the Market Value of the Common Stock that would be issued as a result of such exercise would be the Market Value of the Common Stock as of the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1                                   Option Deduction Schedule. Within ninety (90) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to the Stockholder Representative a schedule (the “Option Deduction Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, the amount of any payments made with respect to any Relevant Stock Options during such Taxable Year and the Market Value of any Common Shares delivered as a result of the exercise of any Relevant Stock Options during such Taxable Year. Furthermore, (1) the Corporate Taxpayer shall, upon the request of the Stockholder Representative, provide to the Stockholder Representative any information reasonably requested by it regarding (A) the Relevant Stock Options outstanding at the time of such request and (B) any payments made with respect to any Relevant Stock Options and the Market Value of any Common Shares delivered as a result of the exercise of any Relevant Stock Options, in each case, since the Taxable Year with respect to which the most recently delivered Option Deduction Schedule was prepared (or, if no Option Deduction Schedule has yet been delivered, since the date of this Agreement), provided, that the Corporate Taxpayer shall not be required to provide such information referred to in (1)(A) or (1)(B) more than four (4) times per calendar year, and (2) if the Corporate Taxpayer obtains a valuation of its obligations under this Agreement from a third party which is used in connection with the preparation of its quarterly or annual financial statements, upon the request of the Stockholder Representative, the Corporate Taxpayer shall promptly provide a copy of such valuation to the Stockholder Representative.

Section 2.2                                   Tax Benefit Schedule.

(a)                                 Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for any Taxable Year ending after the date hereof, the Corporate Taxpayer shall provide to the Stockholder Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payments, if any, to be made to each Stockholder for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)                                 Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Option Deductions, determined using a “with and without” methodology. Carryovers or carrybacks of any Option Deductions shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Option Deductions and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3                                   Procedures, Amendments.

(a)                                 Procedure. Every time the Corporate Taxpayer delivers to the Stockholder Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the Stockholder Representative supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by the Stockholder Representative, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow the Stockholder Representative reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the Stockholder Representative, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to the Stockholder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporate Taxpayer for Taxes and the Hypothetical Tax Liability, and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which the Stockholder Representative is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the Stockholder Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the Stockholder Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b)                                 Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Stockholder Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Stockholder Representative within thirty (30) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1                                   Payments.

(a)                                 Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to the Stockholder Representative becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each Stockholder the Tax Benefit Payment for such Taxable Year in respect of such Stockholder determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Stockholder to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such Stockholder or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such Stockholder to the Corporate Taxpayer. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b)                                 A “Tax Benefit Payment” in respect of a Stockholder for a Taxable Year means an amount, not less than zero, equal to the sum of such Stockholder’s Applicable Percentage of the Net Tax Benefit and the Interest Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no Stockholder shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the payment date under Section 3.1(a). Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control that occurs after the IPO Date (and provided that the Stockholder Representative does not elect with respect to such Change of Control to accelerate the Corporate Taxpayer’s obligations hereunder pursuant to Section 4.1(c)), all Tax Benefit Payments shall be calculated by utilizing clause (1) in the definition of “Valuation Assumptions.”

Section 3.2                                   No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.1                                   Early Termination of Agreement; Breach of Agreement.

(a)                                 Within 30 calendar days after a Change of Control described in clause (i) or (iii)(y) of the definition of “Change of Control” has occurred, or at any time after December 31, 2018 (whether or not such a Change of Control has occurred), the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Stockholders at any time by paying to each Stockholder the Early Termination Payment in respect of such Stockholder; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all of the Stockholders, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment in respect of each Stockholder by the Corporate Taxpayer, the Corporate Taxpayer shall have no further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment due and payable and that remains unpaid as of the date the Early Termination Notice is delivered and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment). If the Corporate Taxpayer terminates this Agreement and, at the Early Termination Date, any Relevant Stock Options remain outstanding, the Early Termination Payment shall be calculated by utilizing the Valuation Assumptions, substituting the terms “the sum of (x) the Applicable Premium for the Early Termination Effective Date multiplied by the Market Value of the Common Stock as of the Early Termination Date and (y) the Market Value of the Common Stock as of the Early Termination Date” for “the Market Value of the Common Stock as of the Early Termination Date.”

(b)                                 In the event that (1) the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due or failure to honor any other material obligation required hereunder or (2) (A) the Corporate

Taxpayer shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of 60 days, all obligations hereunder shall be (subject in the case of clause (1) of this Section 4.1(b) to the final proviso to this sentence) automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (y) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (z) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence; provided, further, that in the event of a breach described in clause (1) of this Section 4.1(b), (I) the obligations of the Corporate Taxpayer hereunder shall not be so accelerated (and, for the avoidance of doubt, such obligations shall not be calculated as if an Early Termination Notice had been delivered on the date of such breach) unless the Stockholder Representative provides notice to the Corporate Taxpayer that it has elected to so accelerate such obligations and (II) if the Stockholder Representative does not provide the notice described in clause (I), the obligations of the Corporate Taxpayer hereunder shall nevertheless continue in full force and effect. In the event of a material breach of the obligations of the Corporate Taxpayer under this Agreement (other than as a result of any case, proceeding or other action described in clause (B) of the preceding sentence), the Stockholder Representative shall be required to give written notice to the Corporate Taxpayer of such breach and so long as such breach is cured within five Business Days of the delivery of such notice to the Corporate Taxpayer, the Corporate Taxpayer shall no longer be deemed to be in material breach of its obligations under this Agreement. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which it or any its Subsidiaries is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

(c)                                  In the event of a Change of Control, the Corporate Taxpayer shall notify the Stockholder Representative that such a Change of Control has occurred and, at the

Stockholder Representative’s election, all obligations hereunder with respect to any Relevant Stock Options that have become vested prior to (or in connection with) such Change of Control may be accelerated, in which case such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to such Relevant Stock Options as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any Stockholder due for the Taxable Year ending with or including the date of such Change of Control. In the event of a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated by utilizing the Valuation Assumptions, (a) substituting the terms “date of a Change of Control” for an “Early Termination Date,” and (b) if the Change of Control is described in clauses (i) or (iii) of the definition of “Change of Control,” substituting the terms “the fair market value of the consideration paid for the Common Stock, as reasonably determined by the Stockholder Representative, in the event giving rise to the Change of Control” for the “the Market Value of the Common Stock as of the Early Termination Date.” Any Relevant Stock Options with respect to which a payment has been made pursuant to the first sentence of this Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payment, and this Agreement shall have no further application to such Relevant Stock Options. In the event that the Stockholder Representative does not make an election pursuant to the first sentence of this Section 4.1(c) with respect to a Change of Control, (1) the obligations of the Corporate Taxpayer (including to make payments with respect to subsequent Taxable Years pursuant to Section 3.1) and the rights of the Stockholders under this Agreement shall continue in full force and effect, except that, for purposes of calculating the Realized Tax Benefit for any Taxable Year ending after the occurrence of such Change of Control, the Corporate Taxpayer shall be treated as having taxable income sufficient to fully utilize any Option Deductions arising during such Taxable Year or future Taxable Years in which any Option Deductions would become available, and (2) the Stockholder Representative shall have the right to make the election described in the first sentence of this Section 4.1(c) with respect to any subsequent Change of Control.

Section 4.2                                   Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1(a) above, the Corporate Taxpayer shall deliver to the Stockholder Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each Stockholder. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Stockholder Representative is treated as having received such Schedule or amendment thereto under Section 7.1 unless the Stockholder Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Stockholder Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the

Corporate Taxpayer and the Stockholder Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

Section 4.3                                   Payment upon Early Termination.

(a)                                 Within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each Stockholder an amount equal to the Early Termination Payment in respect of such Stockholder. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such Stockholder or as otherwise agreed by the Corporate Taxpayer and such Stockholder or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such Stockholder to the Corporate Taxpayer.

(b)                                 The “Early Termination Payment” in respect of a Stockholder shall equal such Stockholder’s Applicable Percentage of the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of the Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Stockholder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Section 4.4                                   Termination Following the Exercise or Lapse of All Relevant Stock Options. Except as provided in the proviso to this sentence, this Agreement shall be considered terminated on the date (x) when all Relevant Stock Options have either been exercised or lapsed and all Option Deductions have been utilized or, if earlier, (y) that is the last day of the second Taxable Year following the Taxable Year in which all Relevant Stock Options have either been exercised or lapsed; provided that this Agreement shall continue in full force and effect with respect to the obligations of the Corporate Taxpayer to pay any (a) Tax Benefit Payment due and payable and that remains unpaid as of such date and (b) Tax Benefit Payment due for the Taxable Year ending with or including such date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1                                   Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to any Stockholder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Stockholders and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2                                   Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Stockholders when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable until, but not including, the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1                                   Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Stockholder Representative of, and keep the Stockholder Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of any Stockholder under this Agreement, and shall provide to the Stockholder Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit.

Section 6.2                                   Consistency. The Corporate Taxpayer and the Stockholders (through the Stockholder Representative), by accepting the benefits of this Agreement, agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause its Subsidiaries to) use reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all of the Stockholders under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3                                   Cooperation. By accepting the benefits of this Agreement, each Stockholder agrees to (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such Stockholder for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Michael R. Costa, Esq.

Vice President and General Counsel

American Renal Associates Holdings, Inc.

500 Cummings Center, Suite 6550

Beverly, Massachusetts 01915

(978) 922-3080

If to the Stockholder Representative, to:

c/o Centerbridge Partners, L.P.

375 Park Ave., 12th Floor

New York, NY 10152

Attn: The Office of the General Counsel

(212) 672-5000

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above. Notice to any Stockholder shall be delivered to the last mailing address provided by such Stockholder to the Corporate Taxpayer.

Section 7.2                                   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3                                   Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Stockholders and their respective assignees are expressly made third party beneficiaries of this Agreement with respect to the provisions applicable to Stockholders including, without limitation, Section 3.1 and Section 4.3, in each case subject to the terms of this Agreement. Except as otherwise provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4                                   Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 7.5                                   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6                                   Successors; Assignment; Amendments; Waivers.

(a)                                 Except as provided in this Section 7.6(a), no Stockholder (other than the Centerbridge Stockholders (as defined in the Stockholders Agreement)) may, directly or indirectly, assign its rights under this Agreement without the prior written consent of the Stockholder Representative except for assignments (i) solely to or among such Stockholder’s Family Group (as defined in the Stockholders Agreement), (ii) to the Centerbridge Stockholders or (iii) to the Corporate Taxpayer; provided that prior to and as a condition to any assignment by any Stockholder of its rights under this Agreement, such assignee has executed and delivered or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance similar to Exhibit A hereto, agreeing to be bound by all provisions of this Agreement. If the Stockholder Representative assigns all or a portion of its rights as a Stockholder under this Agreement, such assignee shall, at the election of the Stockholder Representative, also be assigned the rights and obligations of the Stockholder Representative in its capacity as such; provided that the Stockholder Representative may assign its rights and obligations in its capacity as such to an Affiliate at any time; provided, further, that any assignment of the rights and obligations of the Stockholder Representative in its capacity as such shall not be effective unless the assignee has executed and delivered or, in connection with such assignment, executes and delivers a joinder to this Agreement, in form and substance similar to Exhibit B hereto. For the avoidance of doubt, the rights and obligations of the Stockholder Representative in its capacity as such may only be assigned in whole and not in part.

(b)                                 No provision of this Agreement may be amended unless such amendment is approved in writing by both the Corporate Taxpayer and the Stockholder Representative, whereupon all Stockholders shall be bound. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective; provided that the Stockholder Representative on behalf of any or all Stockholders may waive any provisions applicable to any Stockholder. Notwithstanding the foregoing, no amendment or waiver that disproportionately adversely affects the rights of any Stockholder relative to other Stockholders hereunder shall be effective with respect to such Stockholder without the prior written consent of such Stockholder.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7                                   Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8                                   Resolution of Disputes.

(a)                                 Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each, a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Stockholder (through the Stockholder Representative) (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c)                                  (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE

PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9                                   Reconciliation. In the event that the Corporate Taxpayer and the Stockholder Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Stockholder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Stockholder Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the Stockholder Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Stockholder Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Stockholder Representative’s position, in which case the Corporate Taxpayer shall reimburse the Stockholder Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the Stockholder Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the

Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.10                            Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Stockholder.

Section 7.11                            Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign law (including as a result of any series of transactions or acts), such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the gross fair market value of the transferred asset. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12                            Confidentiality.

(a)                                 The Stockholder Representative acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, the Stockholder Representative shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors learned by the Stockholder Representative heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of any Stockholder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the Stockholders to prepare and file their

Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, (A) neither the Stockholder Representative nor the Corporate Taxpayer shall be required to disclose to any Stockholder any information that it reasonably deems to be confidential pursuant to the terms hereof unless such Stockholder has executed an agreement pursuant to which such Stockholder agrees to be bound by the terms of this Section 7.12 and (B) each Stockholder and each of its assignees (and each employee, representative or other agent of the Stockholder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer and its Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Stockholder relating to such tax treatment and tax structure.

(b)                                 If any of the Stockholder Representative or any Stockholder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the Stockholders and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13                            Stockholder Representative.

(a)                                 Appointment. Without further action of any of the Corporate Taxpayer, the Stockholder Representative or any Stockholder, and as partial consideration in respect of the benefits conferred by this Agreement, the Stockholder Representative is hereby irrevocably constituted and appointed as the Stockholder Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative under this Agreement.

(b)                                 Expenses. If at any time the Stockholder Representative shall incur out of pocket expenses in connection with the exercise of its duties hereunder, upon written notice to the Corporate Taxpayer from the Stockholder Representative of documented costs and expenses (including fees and disbursements of counsel and accountants) incurred by the Stockholder Representative in connection with the performance of its rights or obligations under this Agreement and the taking of any and all actions in connection therewith, the Corporate Taxpayer shall reduce any future payments (if any) due to the Stockholders hereunder pro rata (based on their respective Applicable Percentages) by the amount of such expenses which it shall instead remit directly to the Stockholder Representative. In connection with the performance of its rights and obligations under this Agreement and the taking of any and all actions in connection therewith, the Stockholder Representative shall not be required to expend any of its own funds (though, for the avoidance of doubt but without limiting the provisions of this Section 7.13(b), it may do so at any time and from time to time in its sole discretion).

(c)                                  Limitation on Liability. The Stockholder Representative shall not be liable to any Stockholder for any act of the Stockholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, except to the extent any liability, loss, damage, penalty, fine, cost or expense is actually incurred by such Stockholder as a proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment). The Stockholder Representative shall not be liable for, and shall be indemnified by the Stockholders (on a several but not joint basis) for, any liability, loss, damage, penalty or fine incurred by the Stockholder Representative (and any cost or expense incurred by the Stockholder Representative in connection therewith and herewith and not previously reimbursed pursuant to subsection (b) above) arising out of or in connection with the acceptance or administration of its duties under this Agreement, and such liability, loss, damage, penalty, fine, cost or expense shall be treated as an expense subject to reimbursement pursuant to the provisions of subsection (b) above,  except to the extent that any such liability, loss, damage, penalty, fine, cost or expense is the proximate result of the gross negligence, bad faith or willful misconduct of the Stockholder Representative (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment); provided, however, in no event shall any Stockholder be obligated to indemnify the Stockholder Representative hereunder for any liability, loss, damage, penalty, fine, cost or expense to the extent (and only to the extent) that the aggregate amount of all liabilities, losses, damages, penalties, fines, costs and expenses indemnified by such Stockholder hereunder is or would be in excess of the aggregate payments under this Agreement actually remitted to such Stockholder.

(d)                                 Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Stockholders and shall be final, binding and conclusive upon each Stockholder, and the Corporate Taxpayer may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each Stockholder. The Corporate Taxpayer is hereby relieved from any liability to any person for any acts done by the Corporate Taxpayer in accordance with any such decision, act, consent or instruction of the Stockholder Representative.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and the Stockholder Representative have duly executed this Agreement as of the date first written above.

Corporate Taxpayer:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
Name:	Joseph A. Carlucci
Title:	CEO

Stockholder Representative:

CENTERBRIDGE CAPITAL PARTNERS, L.P.

By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Authorized Signatory

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among American Renal Associates Holdings, Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”),                 (“Transferor”) and                (“Permitted Transferee”).

WHEREAS, on             , Permitted Transferee shall acquire (the “Acquisition”)              percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor; and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of April 26, 2016, between the Corporate Taxpayer and the Stockholder Representative (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1                                    Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2                                    Acquisition.  For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3                                    Joinder.  Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “Stockholder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4                                    Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5                                    Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written. [AMERICAN RENAL ASSOCIATES HOLDINGS, INC.]

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

Exhibit B

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among American Renal Associates Holdings, Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”),                 (“Transferor”) and                (“Permitted Transferee”).

WHEREAS, on             , Permitted Transferee shall acquire (the “Acquisition”)              percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor;

WHEREAS, pursuant to Section 7.6(a) of the Tax Receivable Agreement, in connection with the Acquisition, Transferor assigned to Permitted Transferee all or its rights and obligations as the Stockholder Representative; and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of April 26, 2016, between the Corporate Taxpayer and the Stockholder Representative (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1                                    Definitions.  To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2                                    Acquisition.  For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3                                    Joinder.  Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become “Stockholder Representative” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4                                    Notice.  Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto, which for the avoidance of doubt will replace the address of Stockholder Representative provided in Section 7.1 of the Tax Receivable Agreement for purposes thereof.

Section 1.5                                    Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written. [AMERICAN RENAL ASSOCIATES HOLDINGS, INC.]

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices